EXHIBIT 4.2

AMENDMENT TO

WARRANT

This AMENDMENT TO WARRANT TO PURCHASE FIFTY PERCENT (50%) OF THE SHARES OF COMMON STOCK ISSUED UPON CONVERSION OF A CERTAIN CONVERTIBLE PROMISSORY NOTE (this “Amendment”) is made as of April____, 2019 (the “Effective Date”), by and among Loop Industries, Inc., a Nevada corporation (the “Company”) and ____________ (the “Holder”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Warrant (as defined below).

RECITALS

WHEREAS, the Company and Holder are parties to that certain Warrant to Purchase Fifty Percent (50%) of the Shares of Common Stock Issued Upon the Conversion of a Certain Convertible Promissory Note, dated as of _____________, 2019 (the “Warrant”) issued by the Company to the Holder.

WHEREAS, both the Company and the Holder wish to amend certain terms of the Warrant.

WHEREAS, the Company and the Holder find it to be in their respective best interests to amend the Warrant as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendment.

1.1 Section 7 of the Warrant is hereby amended and restated in its entirety to read:

This Warrant shall be exercisable for fifty percent (50%) of the shares of Common Stock issued upon the conversion of the Note, as adjusted in accordance with this Warrant. Notwithstanding the foregoing, in the event that exercise of this Warrant, aggregated with any shares issued by the Company in connection with (x) the conversion of the Company’s promissory notes and the exercise of the warrants issued pursuant to a Note and Warrant Purchase Agreement dated as of November 13, 2018 among the Company and the person or entities listed on Schedule I thereto, (y) the conversion of the Company’s promissory notes and the exercise of the warrants issued pursuant to a Note and Warrant Purchase Agreement dated as of January 8, 2019, among the Company and the person or entities listed on Schedule I thereto(including this Warrant), and (z) the Purchase Agreement dated as of February 27, 2019 (such shares issued or issuable pursuant to (x), (y) and (z), the “Capped Shares”), would result in the Company being required to issue an amount of Capped Shares that would represent more than 19.9% of the outstanding Common Stock of the Company, then only that portion of the shares of Common Stock resulting in the issuance of Capped Shares representing up to 19.9% of the outstanding Common Stock of the Company shall be exercised, and the remaining amount of the value shall be repaid in cash.”

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2. Miscellaneous

2.1 Except as expressly set forth in this Amendment, (i) the Warrant shall continue in full force and effect and (ii) the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of the parties hereto under the Warrant, as in effect prior to the date hereof.

2.2 This Amendment and any controversy arising out of or relating to this Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

2.3 This Amendment may be executed and delivered in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

THE COMPANY: LOOP INDUSTRIES, INC., a Nevada corporation

By:
Daniel Solomita
Chief Executive Officer

AGREED AND ACKNOWLEDGED: [ ]

By:
Name:
Title:

SIGNATURE PAGE TO WARRANT AMENDMENT

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